Exhibit 10.2

AB Private Credit Investors LLC

501 Commerce Street

Nashville, TN 37203

March 24, 2022

J. Brent Humphries

President and Chairman of the Board

AB Private Credit Investors Corporation

1345 Avenue of the Americas

New York, New York 10105

Re:	Waiver of Base Management Fee

Dear Mr. Humphries:

Reference is hereby made to the Investment Advisory Agreement (the “Current Investment Advisory Agreement”), dated November 13, 2019, by and between the AB Private Credit Investors Corporation (the “Company”) and AB Private Credit Investors LLC (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Current Investment Advisory Agreement.

Effective as of January 1, 2022 (the “Effective Date”) through March 24, 2022 (the “Termination Date”) (the “Waived Period”), we hereby agree to calculate the Base Management Fee as indicated below (defined below as the “Reduced Base Management Fee”), and to waive such portion of the Base Management Fee that is in excess of the Reduced Base Management Fee that the Adviser would otherwise be entitled to receive under the Current Investment Advisory Agreement prior to the Effective Date.

Pursuant to the Current Investment Advisory Agreement, the Adviser, for its services to the Company, was entitled to receive a Base Management Fee from the Company calculated at an annual rate of 1.5%. The Base Management Fee was payable quarterly in arrears, and was calculated based on a percentage of the average outstanding assets of the Company (which equals the gross value of equity and debt instruments, including investments made utilizing leverage), excluding cash assets, during such fiscal quarter. Base Management Fees for any partial quarter will be appropriately pro-rated.

As of the Effective Date and through the Termination Date, the Base Management Fee will be calculated at an annual rate of 1.375% (the “Reduced Base Management Fee”). The Reduced Base Management Fee will be payable quarterly in arrears, and will be calculated based on a percentage of the average outstanding assets of the Company (which equals the gross value of equity and debt instruments, including investments made utilizing leverage), excluding cash assets, during such fiscal quarter. Base Management Fees for any partial quarter will be appropriately pro-rated.

For the avoidance of doubt, the purpose of this waiver agreement is to reduce the base management fees payable to the Adviser by the Company during the Waived Period. In order to ensure that the Reduced Base Management Fee is less than the Base Management Fee that would otherwise be payable under the Current Investment Advisory Agreement, the Adviser will, for the Waived Period, calculate the Reduced Base Management Fee and the Base Management Fee under the terms of the Current Investment Advisory Agreement. If, for any portion of the Waived Period, the Reduced Base Management Fee would be greater than the Base Management Fee calculated under the terms of the Current Investment Advisory Agreement, the Adviser shall only be entitled to the lesser of those two amounts.

This Fee Waiver Agreement does not change the calculation of the incentive fees payable under the Current Investment Advisory Agreement.

[Signature page to follow]

Sincerely yours,

AB Private Credit Investors LLC

By:	/s/ Wesley Raper
Name: Wesley Raper
Title: Chief Operating Officer